Exhibit 10.4

[The side-by-side German language version of this agreement has been omitted.]

Managing Director’s Agreement

between

DYNAenergetics Beteiligungs-GmbH

Kaiserstraße 1, 53839 Troisdorf

- hereinafter referred to as the “Company” -

represented by the its advisory board

and

Rolf Rospek

Plotenweg 3, 31234 Edemissen

- hereinafter also referred to as “Managing Director” -

Preamble

By its resolution of July 23, 2001, the shareholders’ meeting appointed Mr. Rolf Rospek as Managing Director (Geschäftsführer) of the Company.

In this capacity, the Managing Director also conducted management activities on behalf of DYNAenergetics GmbH & Co KG (hereinafter “DYNA KG”) which also acted as contractual party of the Managing Director’s Agreement as of September 7, 2001 (hereinafter “Director’s Agreement”) concluded with the Managing Director.

On November 15, 2007, the Company became an indirect, wholly-owned subsidiary of

Dynamic Materials Corporation, a Delaware, USA, corporation (hereinafter “DMC”).

The Director’s Agreement was terminated by means of the agreement attached as Exhibit 1 to this Agreement and shall now be mutually replaced in its entirety by this Agreement and the following terms and conditions:

Section 1
Duties and Responsibilities

1.               The Managing Director shall perform his tasks with the diligence of a prudent businessman in compliance with applicable law, the provisions of the Articles of Association of the Company in their currently valid version, this Agreement, any by-laws applying to the management in their currently valid version and the instructions of the general shareholders. His tasks may be changed from time to time by a shareholder’s resolution.

2.               The duties of the Managing Director consist of the management of the business of the Company. This includes all activities required with regard to the integration process of the Company into the DMC Group.

3.               The Company shall be jointly represented by two managing directors or one managing director jointly with a holder of procura (Prokurist). By shareholder’s resolution one of several Managing Directors can be entitled to represent the Company acting alone and a Managing Director can be exempted from the restrictions contained in Section 181 of the German Civil Code. However, if only one Managing Directors has been appointed, this Managing Director shall represent the Company acting alone.

4.               The Managing Director, upon demand by the Company, shall also act in single cases on behalf of other affiliated companies of the Company according to Sec. 15 of the German Stock Companies Act (“Aktiengesetz”) (including other corporations of DMC). Such tasks will be deemed encompassed by the remuneration pursuant to Section 3.For the avoidance of doubt, during the term of this Agreement, the Managing Director shall act primarily on behalf of the Company and  of DYNA KG and in its Companies’ core businesses.

Section 2
Place of Office

Parties agree that the place of office of the Managing Director will be the area of Hannover, Germany. Such place of office shall not be moved by the Company on a permanent basis without the Managing Director’s consent. However, Parties agree that business trips within the country and abroad are part of the Managing Director’s obligations under this Agreement. The duration and destination of such work/business trips are determined by the requirements in the individual case.

Section 3
Remuneration / Expenses

1.               The Managing Director shall receive a fixed yearly remuneration at the amount of EUR 169,542.96 gross that will be paid in twelve equal installments to be paid on the final day of each month excluding the deductions as required by law. In the instance that the yearly remuneration pursuant to clause 1 is not subject to social insurance contributions, the Company shall pay to the Managing Director until the applicable assessment basis (Bemessungsgrundlage) an amount twice as much as the employer’s contribution (Arbeitgeberanteil) fictitiously incurring with regard to this partial amount as to the contributions to annuity insurance, health insurance and nursing insurance.

2.               All services rendered by the Managing Director under this Agreement, including any services performed outside of normal working hours and on weekends or holidays, and any services rendered to affiliates of the Company shall be deemed to have been compensated in full by the compensation provided in Section 3 paragraph 1.

3.               The fixed yearly remuneration according to paragraph 1 shall be reduced or increased to the same percent ratio in which the remuneration of a commercial clerk (kaufmännischer Angestellter) of the highest wage group of the tariff group Chemistry is being adjusted. Assessment basis for such changes shall always be the last base salary according to paragraph 1. If the relevant collective labor agreement (Tarifvertrag) provides for changes in lump sums, the base salary shall be increased by the same amounts.

4.               In addition, the Managing Director shall receive an additional success-related bonus per business year according to targets to be separately agreed by and between the Company and the Managing Director, at least in the amount of EUR 42,400.00. The bonus shall be reduced or increased to the same percent ration that the amount according to paragraph 3 is altered.

5.               The Company shall also render payments to the existing company pension scheme on behalf of the Managing Director.

Subject to deviating provisions within the pension plan and upon the Managing Director’s discretion, the Company shall take out a direct insurance (Direktversicherung) on behalf of the Managing Director instead of such contributions under clause 1 to an annual premium at the amount of the maximum rates legally permissible.

In the instance that the amount of the maximum rates legally permissible for indirect insurances will be increased, the Managing Director can demand of the Company an increase of the direct insurance taken out according to clause 1 or that another direct insurance will be taken out with an insured sum in the amount of the one that was increased, each without an impact as to the fixed yearly renumeration according to paragraph 1.

The Managing Director shall be irrevocably named the beneficiary of the direct insurances.

If the Managing Director leaves the Company, he shall be entitled to take over and carry on all direct insurances taken out on his behalf at his own expense. The Company has no obligation to continue any payment for such direct insurances as from the termination of this Agreement.

6.               The Company will also include the Managing Director into the company accident insurance that contains the following insurance benefits:

Euro 250.000,00             in case of death.

Euro 500.000,00             in case of invalidity,

and into a “D & O-insurance” having a coverage of at least EUR 7.5 Mio. And a validity for at least 5 years after termination of this agreement or removal as managing director.

7.               In accordance with Company’s and DYNAenergetics GmbH & Co KG’s written policies and applicable German tax regulations, Company shall reimburse the Managing Director for all appropriate expenses and outlays associated with his job. While taking the train, the Managing Director is entitled to travel first class; if he travels by plane, he may travel via Business Class.

8.               Company also pays to Managing Director the expenses incurring from an already existing private life-insurance with Allianz Lebensversicherungs-AG at the yearly amount of 56,169.00 gross.

Section 4
Benefits

The Company agrees to provide the Managing Director with a company car for business and private purposes.. The monthly leasing rates shall not exceed an amount of a maximum of EUR 1,020.00 net. All taxes incurring due to the use of the company car for private purposes shall be borne by the Managing Director on his own.

Section 5
Assignment

1.               Any claims by the Managing Director against the Company for payment of salary, bonuses or other compensation, contribution, benefit, etc. may not be pledged or assigned without the previous written consent of the Company.

2.               The assertion of any right of retention, right to refuse performance or set-off of claims with regard to any Company’s claim shall be excluded as far as permitted by applicable law.

Section 6
Vacation

1.               The Managing Director shall be entitled to an annual vacation of 30 working days. Working days means all calendar days other than Saturdays, Sundays and legal holidays in Germany. If annual vacation was not fully taken by Managing Director prior to March 31 of the subsequent calendar year due to opposing Company interests, such vacation not taken shall lapse without the Managing Director being entitled to compensation in return.

2.               The Managing Director shall coordinate the dates of his vacation with other Managing Directors (if any) on an appropriately timely basis. Any grounds for pressing business shall take priority.

Section 7
Unavailability and
Continued Payment of Compensation in the Event of Illness

1.               If the Managing Director cannot perform the duties arising out of this Agreement due to illness or otherwise being indisposed, he shall promptly inform the Company of the expected duration of his unavailability.  The Managing Director shall also inform the Company of any business urgently in need of attention.

2.               In the event of an inability to work due to illness, the Managing Director is required to submit a doctor’s excuse prior to the expiration of the third calendar day following the commencement and expected duration of the inability to work.  In the event of an illness extending beyond the period specified in the excuse, a subsequent excuse must be submitted within two days of the expiration of this period.

3.               Other than in the event of being disabled to work (Berufs-/Erwerbsunfähigkeit), the Managing Director shall continue to receive the fixed salary provided under Section 3 paragraph 1 of this Agreement for the duration of his inability to work due to any illness for which he is not at fault for a period of up to a maximum of 6 months in each individual case. Any sickness allowances granted to Managing Director during this time shall be deducted from the remuneration payment.

4.               The Managing Director hereby assigns to the Company all claims against third parties caused in connection with the reasons for his inability to work in an amount corresponding to the compensation of the Managing Director for the duration of his inability to work.  The Managing Director is required to forward to the Company all information required to enforce these claims.

5.               In the instance of the Managing Director’s death occurring during the term of this Agreement, the fixed remuneration according to Section 3 paragraph 1 and the bonus according to Section 3 paragraph 4 shall be paid for three calendar months following the death of the Managing Director to his wife or to his children, provided they are still minors and received child support from the Managing at this time pro rata temporis. The surviving dependants shall not be entitled to receive any further payments from the Company due to the Managing Director’s existing pension scheme during this time.

Upon expiry of the third full calendar month after the Managing Director’s death, there is no further entitlement to the fixed remuneration according to Section 3 paragraph 1 and the bonus according to Section 3 paragraph 4.

Section 8
Ancillary activities

1.               The Managing Director shall devote all of business time exclusively to the Company and its affiliates.  He is required to make his best effort to support and promote the entire business of the Company.

2.               The assumption of any ancillary activities, be they compensated or uncompensated, requires the previous written consent of the Company. The same shall also apply to the assumption of any honorary posts in private clubs, organizations or federations.

3.               Publications and addresses given by the Managing Director also require the previous written consent of the Company if interests or the reputation of the Company are affected thereby.

4.               The Company (represented by its shareholders) shall deny its consent only if there is reason to suspect that the proposed activity would interfere with legitimate interests of the Company or the fulfillment of the contractual duties of the Managing Director. This consent is revocable at any time, provided the revocation is not unreasonable.

Section 9
Non-Competition

1.               The Managing Director may not work, as an employee, independently on a free-lance basis or in any other way, for third parties that are direct or indirect competitors of the Company or DYNA KG, or third parties affiliated with such competitors, during the term and for a period of 2 years after termination of this Agreement.

Furthermore, the Managing Director may not set up, buy or directly or indirectly hold shares in any such company for the time of the ban according to sentence 1. As to the scope of application of this non-competition clause pursuant to this Section 9 regarding contents and territory, the non-competition clause according to the Section 11 of the Purchase, Sale and Assignment Agreement concluded today between, among others, the Managing Director and Dynamic Materials Corporation shall apply mutatis mutandis. The acquisition of less than 5 % of the share capital in a publicly traded stock corporation acquired for investment purposes are excluded from this prohibition of competition. This non-competition clause also applies for the benefit of companies affiliated with the Company or DYNA KG. Further, this non-competition clause applies to the advantage of and against any legal successor of Company and DYNA KG.

2.               During the term and for two years after the termination of this Agreement, the Managing Director is prohibited from soliciting or accepting work, if DYNA KG’s area of operation is affected, from any customer of the Company or DYNA KG, which has been a customer of the Company within the two years prior to termination of this agreement or which was a prospective customer of the Company or DYNA KG within 12 months prior to the termination of this agreement. The solicitation ban also applies for the benefit of companies affiliated with the Company or DYNA KG according to Section 15 of the German Stock Companies Act (Aktiengesetz) (collectively also referred to as the “DYNA Group Companies”) concerning the business activities of the Company, DYNA KG and their subsidiaries.

3.               For the duration of the post-contractual prohibition of competition, the Company undertakes to pay the Managing Director, for each year of non-competition, compensation in the amount of one half of the fixed yearly remuneration according to Section 3 paragraph 1 last paid to Managing Director. Payment of the compensation is due in 12 monthly instalments at the end of the month.

4.               Any income earned by the Managing Director, or any income he consciously refrains from earning, during the post-contractual prohibition of competition, either as a self-employed person, as an employed person, or through any other form of work, will be deducted from the compensation pursuant to paragraph 3 if the compensation, taken together with the income earned, would exceed the fixed yearly remuneration according to Section 3 parapgraph 1 last received. Income also includes any unemployment benefits received by the Managing Director. The Managing Director is obliged to provide the company, upon its request, with information concerning the extent of his income.

5.               The Company (represented by the shareholders) may notify the Managing Director in writing at any time during the term of this Agreement until the time when the termination notice is submitted by the Company or, in case of a termination of this Agreement by the Managing Director, within ten calendar days after receipt by the Company of the termination notice, that the non-compete or the non-solicitation obligation is waived. The post-contractual prohibition of competition does not come into effect if the employment relationship ends because the Managing Director retires, either early or definitively.

6.               In every case of infringement of the non-competition obligation under paragraph 1 and/or the non-solicitation obligation under paragraph 2 by the Managing Director, the Managing Director shall pay a contractual penalty in the amount of EUR 100,000.00. In case of a long-term infringement such penalty shall be payable by the Managing Director for each calendar month during which infringement has occurred. Any claims for further damages shall not be affected hereby.

7.               Parties agree that acting as a director of Dynamic Materials Corporation would not be deemed a breach of this Section 9.

Section 10
Solicitation of Employees

1.               During the employment and for a period of two years after the termination of this agreement, the Managing Director is prohibited from soliciting or participating in the soliciting of employees of the DYNA Group Companies, encouraging of such employees to leave the employ with the respective DYNA Group Company and any hiring or other contracting with such employees outside of his duties for the respective DYNA Group Company for the benefit of third employers.

2.               In every case of infringement of this non-solicitation obligation by the Managing Director, the Managing Director shall pay a contractual penalty in the amount of EUR 100,000.

Section 11
Confidentiality / Return of Company Property

1.               The Managing Director shall, during the period of employment with the Company and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements, transactions or specific affairs of the Company or its affiliates and he will not use any such information for his own benefit or for the benefit of others.  Such confidential information specifically includes, but is not limited to, Company’s (or its affiliates’) intellectual property, clientele, price lists, pricing methods, names of employees, salary data, procedural/tactical approaches to areas of the business, strategic business decisions, and any other matters which may be considered confidential or proprietary to the Company.

2.               In every case of infringement of this obligation of secrecy the Managing Director shall pay to the Company a contractual penalty in the amount of EUR 50,000.00.  Any claims for further damages shall not be affected hereby.

3.               During the term of this Agreement upon request and at the end of the term of this Agreement without request, the Managing Director shall return to the Company all Company property and any documentation in his possession which relates to the Company or to its affiliates, in particular all notes, memoranda, drawings, protocols, reports, files and other similar documentation (as well as copies or other reproductions thereof).  Accordingly, the same applies to non-tangible information and material, for example computer programs or data stored on discs or the like.

4.               The Managing Director recognizes that the documentation referred to above is the sole property of the Company or its affiliates. The Managing Director has no right of retention with respect thereto.

Section 12
Copyrights and other Intellectual Property Rights

1.               For all inventions of the managing director the “Employee inventions act” and the directives to that act in the relevant version apply.

2.               The claims and rights of the managing director resulting from inventions during the former managing director’s agreement remain in effect.

Section 13
Duration

1.               This Agreement is in effect as of 01. October 2007 and shall have a fixed term of 3 years.

2.               After the expiry of the fixed term under paragraph 1 this Agreement stays valid without any term and can be terminated by either party in observance of a notice period of 6 months as of the end any calendar year (ordentliche Kündigung). The right of the parties to terminate this Agreement for important reasons (aus wichtigem Grund) without notice shall thereby remain unaffected.  In particular, such important reasons for the Company exist, if the managing director breaches his contractual or his compulsory legal obligations. Any notice of termination must be in writing.

3.               The Company is entitled to exempt the Managing Director during the term of the Agreement, while continuing to be paid the fixed salary under Section 3 paragraph 1 of this Agreement but offsetting the annual vacation, from continuing to engage in his activities for the Company, in particular in the event that his appointment as Managing Director is revoked or this Agreement is terminated.

Section 14
Time-barring

1.               All claims by one party arising out of the Managing Director’s Agreement or any associated with the Managing Director’s Agreement, shall be time-barred if they are not asserted against the other party in writing within three months of falling due.

2.               If the other party refuses to recognize the claim or does not speak out within 2 weeks of asserting the claim, it shall become time-barred if not asserted in court within three months of being refused or the expiration of the deadline.

Section 15
Miscellaneous

1.               No oral agreements have been made. Any changes or supplements to this Agreement - also in regard to this clause - must be made in writing to be effective.

2.               Should any of the provisions of this Agreement be or become invalid or impracticable in part or in full, this shall not affect the legal validity of the remaining provisions. In such a case, the invalid or impracticable provision shall be replaced by a valid and practicable provision corresponding economically as closely as possible to the purpose of the valid or impracticable provision. This shall also apply to any lacunae in this Agreement.

3.               This Agreement is governed by German law.  The location of the registered office of the Company shall be the exclusive place of jurisdiction for any disputes arising in connection with the implementation of this Agreement.

4.               If not already provided for, any and all earlier service and/or employment contracts between the Managing Director and the Company, in particular the Director’s Agreement shall be explicitly rescinded by mutual agreement on the signing of this Agreement.  Besides, the Managing Director declares that he has repaid all loans, overpaid advances or comparable payments the Company or its affiliates had granted him until the date thereof and that he has also satisfied all other claims the Company or its subsidiaries had against him.

5.               The Agreement is executed in both a German and an English version. In case of discrepancies or contradictions between the German and English versions, the German version shall prevail.

6.               The contractual parties acknowledge having received a written copy of this Agreement.

15, November 2007

/s/ Rolf Rospek

Rolf Rospek

DYNAenergetics Beteiligungs-GmbH

By: /s/ Rolf Rospek

Rolf Rospek

By: /s/ Patrick Xylander

Patrick Xylander

By: /s/ Uwe Gussel

Uwe Gussel

Exhibit 1 to Managing Director’s Agreement

Agreement

by and among

1.                                      DYNAenergetics GmbH & Co KG, Kaiserstraße 1, 53839 Troisdorf

- hereinafter referred to as „DYNA KG” -,

and

2.                                      DYNAenergetics Beteiligungs-GmbH, Kaiserstraße 1, 53839 Troisdorf

- hereinafter referred to as „DYNA GmbH” -,

and

3.                                      Rolf Rospek, Plotenweg 3, 31234 Edemissen

- hereinafter referred to as „Managing Director” -,

- DYNA KG, DYNA GmbH and Managing Director hereinafter also jointly referred to as the “Parties” -

Preamble

DYNA KG and Managing Director concluded a Managing Director’s Agreement (“Geschäftsführer-Vertrag”) dated as of September 7, 2001 (hereinafter referred to as “MD Agreement”).

Shareholders of DYNA GmbH (as shareholder of DYNA KG) explicitly consented to the conclusion of the MD Agreement in the MD Agreement.

On November 15, 2007, DYNA GmbH and DYNA KG became indirect, wholly-owned subsidiaries of Dynamic Materials Corporation, a Delaware, USA, corporation (hereinafter “DMC”).

With regard to this transaction, Parties desire to terminate the MD Agreement and to fully replace it by a different managing director’s agreement.

NOW THEREFORE, in consideration of their mutual obligations, the Parties agree as follows:

Sec. 1
Termination of the MD Agreement

The Parties hereby agree that the MD Agreement is hereby consensually terminated and will be replaced by an agreement between DYNA GmbH and the Managing Director.

Sec. 2
Final Provisions

1.                                      Parties agree that by means of this Agreement all matters between the Parties and all claims against each other are finally settled. It is understood and agreed that this Agreement constitutes a full accord and satisfaction of any and all claims either Party may have had, or claimed to have had, against the other and/or its predecessors or affiliates, arising out of or relating to any prior agreements except for the claims on a bonus and on payment of VAT resulting from the MD Agreement as of 30 September 2007.

2.                                      In case single provisions of this Agreement are or prove to be invalid or not enforceable or in case this agreement should contain gaps, the binding force and effectiveness of the other provisions of this Agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by such provision(s) which the Parties would have foreseeably agreed upon had they had knowledge of the invalidity, unenforceability or the gap as of the time of the signing of this agreement. Should a provision be or prove to be invalid for the stipulated extent and scope of the respective obligation contained therein, the scope and extent of such obligation shall be adjusted to match the legally admissible extent and scope of obligation.

3.                                      Amendments or modifications to this agreement require written form to be effective. The same shall apply to a modification or abrogation of this written form requirement.

4.                                      This agreement shall be governed by the laws of the Federal Republic of Germany save for its conflict of laws provision and the Convention on the International Sale of Goods (CISG).

, the	, the
DYNAenergetics GmbH & Co KG	DYNAenergetics Beteiligungs-GmbH
, the
Rolf Rospek